UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No.           )

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GUESS?, INC.
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Guess?, Inc. Comments on Legion Partners’ False and Misleading Letter to Shareholders

Contrary to Legion’s Claims, Guess Has Directly Addressed the Allegations Against Paul Marciano

The Company Believes Legion is Asking the Board to Ignore the Facts in Exercising Its Fiduciary Duties

Legion Has No Plan or New Value Creation Ideas; Instead, Legion Has Created a Massive Distraction for Management Team

Legion is Misrepresenting the Reason Why Guess is Holding Its Annual Meeting on April 22, 2022

LOS ANGELES, April 12, 2022 – Guess?, Inc (NYSE: GES) (“Guess” or the “Company”) today issued the following statement in response to Legion Partners’ open letter to Guess shareholders:

Legion Partners’ latest letter is just a regurgitation of previously reported and previously addressed grievances they have against the Company. While Legion is entitled to their own opinions and views, they are not entitled to create their own false narrative for the benefit of their campaign. Legion seems bent on recycling false and misleading information, while we are focused on executing our transformation strategy and driving our strong business performance, both of which Legion has complimented.

Contrary to Legion’s Claims, Guess Has Directly Addressed the Allegations Against Paul Marciano

As previously disclosed in 2018, the Guess Board of Directors established a Special Committee, comprised entirely of independent directors and advised by independent legal counsel, to conduct a comprehensive investigation, the findings of which were made public.

Regarding the post-2018 allegations against Paul Marciano, the independent members of the 2018 Special Committee continue to serve on the Board and were fully briefed. The Company has strongly refuted these claims and is contesting them vigorously.

In January 2022, Legion delivered a Demand for Board Action. The Board promptly created a committee of independent directors (the “Demand Review Committee”) to investigate the subject matter of the demand, including the post-2018 allegations. With the assistance of independent legal counsel, the Demand Review Committee will evaluate the proper response to the Demand after it completes its investigation.

The Company Believes Legion is Asking the Board to Ignore the Facts in Exercising Its Fiduciary Duties

The Company finds Legion’s withhold campaign to be nothing more than an attempt to end-run the demand-process that Legion itself started with its Demand for Board Action letter. We believe it demonstrates that Legion is not interested in the facts, and only interested in pursuing a singular predetermined outcome.

Legion Has No Plan or New Value Creation Ideas; Instead, Legion Has Created a Massive Distraction for Management Team

Nothing in Legion’s statements indicate that it has any real plan or new ideas with regard to the Company’s strategy or operations that will advance our core objective of driving value for Guess shareholders. Instead, Legion has created a massive distraction to the senior executives who have performed extremely well and delivered strong fiscal 2022 financial results.

Legion is Misrepresenting the Reason Why Guess is Holding Its Annual Meeting on April 22, 2022

The Guess Board set the Company’s 2022 Annual Meeting for April 22, 2022 to allow Guess shareholders the earliest opportunity to vote on the matters that Legion has raised. The Board communicated to Legion that the earlier annual meeting date was also set to minimize the disruption and management distraction being caused by Legion’s campaign.

About Guess?, Inc.
Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 29, 2022, the Company directly operated 1,068 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 563 additional retail stores worldwide. As of January 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements
Certain statements made in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “continue,” “anticipate,” “look,” “path” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors that may cause actual results in future periods to differ materially from current expectations, which are identified in the Company’s most recent Annual Report on Form 10-K for the year ended January 29, 2022, which was filed with the SEC on March 24, 2022, and other filings with the SEC, including but not limited to, the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, the current Russia-Ukraine war and recent sanctions and exports controls targeting Russia, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Disclaimer
The views and opinions expressed in this press release are those of management of Guess. This press release does not reflect the views and opinions of the Demand Review Committee of the Board of Directors of Guess (or its members) (the “DRC”), which is conducting an independent review of the demands and allegations (the “Demands”) by Legion Partners Asset Management, LLC addressed in this press release. The DRC members take no position with respect to the Demands at this time, did not review or approve the contents of this press release and are not participating in the solicitation efforts of the Company in connection with the Company’s 2022 Annual Meeting of shareholders (the “2022 Annual Meeting”).

Important Additional Information
The Company and certain of its directors and executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2022 Annual Meeting. The Company filed its definitive proxy statement and the WHITE proxy card with the SEC on April 6, 2022 in connection with the solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities will be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.guess.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended January 29, 2022, filed on March 24, 2022. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.guess.com.

Contacts
Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578